Security Information








Security Purchased


Cusip
55907R108


Issuer
MAGELLAN MIDSTREAM HOLDINGS


Underwriters
Citigroup, Goldman Sachs, Lehman Brothers,
Wachovia Securities, AG Edwards, CSFB, DBSI,
Merrill Lynch, Morgan Stanley, Oppenheimer,
Raymond James, RBC Capital Markets


Years of continuous operation, including predecessors
> 3 years


Ticker
MGG US


Is the affiliate a manager or co-manager of offering?
Co-Manager


Name of underwriter or dealer from which purchased
Citigroup


Firm commitment underwriting?
Yes


Trade date/Date of Offering
2/9/2006


Total dollar amount of offering sold to QIBs
 $                                    539,000,000


Total dollar amount of any concurrent public offering
 $                                    -


Total
 $                                    539,000,000


Public offering price
 $                                   24.50


Price paid if other than public offering price
 N/A


Underwriting spread or commission
 $                                  1.29


Rating
N/A


Current yield
N/A










Fund Specific Information








Board
Total Share Amount
Purchased
$ Amount of Purchase
% of Offering
Purchased by the
Fund



New York Funds







DWS Equity Partners Fund
New York
                        37,800
 $                   926,100
0.17%



DWS Value Builder Fund
New York
33,700
 $                   825,650
0.15%



Total

71,500
 $                 1,751,750
0.33%











^The Security and Fund Performance is calculated based on information provided by State Street Bank.




*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.